Exhibit 10.6

Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets and asterisks because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed, or constituted personally identifiable information that is not material.

SEA (Sustainable Experience Architecture)

License Agreement

The Parties

Zhejiang ZEEKR Intelligent Technology Co., Ltd.

and

Zhejiang Liankong Technology Co., Ltd.

This Authorization Agreement (hereinafter referred to as “this Agreement” or “this License Agreement”) takes effect on August 1, 2021 (hereinafter referred to as the “effective date”)

(1)            Party A: Zhejiang Liankong Technology Co., Ltd., a company organized and existing according to the laws of the People's Republic of China (PRC), located at [***] (hereinafter referred to as "Liankong");

(2)            Party B: Zhejiang ZEEKR Intelligent Technology Co., Ltd., a company organized and existing according to the laws of the People's Republic of China (PRC), located at [***] (hereinafter referred to as "ZEEKR").

ZEEKR and Liankong are hereinafter individually referred to as “a Party” or “either Party” and collectively as the “Parties”.

Cooperation Background

ZEEKR needs to use SEA technology and other intelligent driving-related technologies to develop, produce and sell vehicle models of ZEEKR brand. Liankong agrees to license the licensed technology (as defined below) to ZEEKR according to the terms of this Agreement.

Contract Clauses

1.            Definition and Annotation

Unless otherwise specified herein, the following terms in this Agreement have the following meanings:

Affiliated parties refers to any subject that directly or indirectly controls or is controlled by a subject through one or more intermediaries (or middlemen), or is directly or indirectly controlled by other parties together with the subject;

"Control" refers to the right to directly manage a subject or to have decision-making power over the management of the subject by: (a) directly or indirectly owning more than 50% of the voting shares, registered capital or equity of the subject; (b) having the right to appoint a majority of the members of the board of directors or similar management body of the subject; or (c) by contract or otherwise. "Controlled" has a corresponding definition according to the definition of "control". Under this Agreement, affiliated parties of ZEEKR exclude Zeekr Intelligent Technology Holding Limited, a company organized and existing under the laws of Cayman;

A third party refers to any party other than the Parties hereto;

Agreement refers to this License Agreement and its appendixes;

Appendixes refer to the appendixes hereunder;

Confidential information refers to all non-public information of the Disclosing Party, including but not limited to the intellectual property rights, non-patented intellectual property rights, rights protected by law, products, parts and components, technical data, features, designs, drawings, algorithms, formulas, know-how, regulations and processes, proprietary information, suppliers, financial information, contracts, product plans, business plans, business methods, business data, customers, markets, market or competing product analysis that are learned or known by a Party from the other Party prior to or upon the effective date;

Files refer to the documents that are stored electronically by Liankong or a third party authorized by Liankong and can be obtained by ZEEKR. Such files are stored in the virtual database established for the performance of this Agreement. ZEEKR has the right to independently access the database to obtain/download and use relevant files and information for the purpose of this Agreement on the premise of abiding by the terms of this database;

IP refers to intellectual property rights, including but not limited to patents, inventions (whether patentable or not) and appearance design rights (registered or unregistered), utility models, copyrights and related rights, proprietary technology right including trade secrets (whether patentable or not) and any similar rights, whether registered or not, as well as all licensing rights or other rights to implement the above rights. For the avoidance of doubt, trademarks are not included in this definition:

Trademarks refer to trademarks (including digital parts of trademarks), service marks, logos, trade names, product names, aliases, commercial packaging and decoration, domain names, whether registered or unregistered under different circumstances, including all registration applications, registrations, and updates;

Licensed technology refers to the SEA technology and other intelligent driving-related technologies described in Appendix A, including [***] The scope of licensed technology may be updated by the Parties in accordance with Article 2.5.

Vehicle models of brand ZEEKR refer to specific products developed and sold by brand ZEEKR, namely [***] and [***].

2.            Liankong's Technology License for ZEEKR

2.1 Liankong hereby grants ZEEKR a perpetual (but not exceeding the validity period of the IP rights contained in the licensed technology, the "license term"), fully paid (the payment method and license fee of ZEEKR are determined in Appendix B), non-exclusive, non-transferable, non-sub-licensable (except ZEEKR's affiliated parties), irrevocable and worldwide license, which specifically includes the following IP rights contained in the licensed technology (hereinafter referred to as the “technology license”):

(a) ZEEKR may, based on this license, use the licensed technology in full or in part in the technical development and application of vehicles of brand ZEEKR (see Appendix A for the content of the licensed technology);

(b) For other purposes agreed by the Parties;

"Use" hereinabove refers to manufacturing, making, using (including in the process), holding, installing, matching, extracting, assembling, reproducing, incorporating, serving or repairing the vehicles of brand ZEEKR, including the right to make subcontractors at any level in Geely system carry out the above activities for and on behalf of ZEEKR. For the avoidance of doubt, the aforementioned "use" does not include the right to create derivative versions, modify, adapt, improve, strengthen and develop the license technology, or change or redevelop the licensed technology in any other form.

The right of "making" hereinabove refers to the right that ZEEKR makes its affiliated parties, Liankong's affiliated parties or subcontractors at any level in Geely system develop and manufacture vehicles for ZEEKR (if applicable), excluding the right to sub-license any third party except ZEEKR's affiliated parties, Liankong's affiliated parties and subcontractors in Geely system to manufacture the third party's products or other vehicles of non-brand ZEEKR.

"Geely system" refers to the business groups under Geely Holding Group Co., Ltd. and their service providers and suppliers.

2.2 ZEEKR shall pay the license fee according to the amount and method required in Appendix B.

2.3 The Parties agree that ZEEKR has the right to sub-license the licensed technology obtained hereunder to its affiliated parties or sub-license such technology to the affiliated parties of Liankong or the service providers and/or suppliers in Geely system when necessary for manufacturing and other businesses. ZEEKR shall ensure that the licensed technology used by ZEEKR's affiliated parties, Liankong's affiliated parties or service providers and suppliers within Geely System, which are sub-licensed according to Article 2.3 hereof, does not exceed the license scope agreed herein.

2.4 If the specific technology of Geely system's service providers or suppliers is necessary for ZEEKR to use the licensed technology provided by Liankong in Article 2.1 above, Liankong shall make commercially reasonable efforts to enable ZEEKR to obtain the right to use the specific technology or provide alternative similar technical solutions within a reasonable range at no extra cost.

2.5 The Parties understand that Appendix A is the scope of the licensed technology formed by the Parties to their best understanding of the licensed technology at the execution hereof. If the Parties agree that there is a missing item in the licensed technology agreed in Appendix A, which constitutes the key of the licensed technology, the Parties shall update the list in Appendix A.

2.6 Unless otherwise agreed in this Agreement or otherwise agreed in other agreements, the new IP rights of the vehicles of brand ZEEKR produced during the development process based on the technology license hereunder shall be owned by ZEEKR. For the avoidance of doubt, unless otherwise agreed by the Parties, the new IP rights arising from any upgrade, change or any other form of redevelopment of the licensed technology shall be owned by Liankong.

3.            Financial Clauses

3.1 See Appendix B for all financial clauses relating to this Agreement.

4.            IP Infringement

4.1 ZEEKR (after knowing the following circumstances) shall immediately notify Liankong in writing:

(a)            The behavior of any third party makes ZEEKR reasonably believe that the third party has or may have infringed or abused the IP rights involved in the technology license hereunder;

(b)            Any third party claims that any technology license hereunder may be invalid, revocable, unenforceable, or infringes the IP rights of the third party.

4.2 ZEEKR shall not deal with the situation described in Article 4.1 alone without the prior consent of Liankong. Liankong has the right to decide at its own discretion whether to deal with the situation described in Article 4.1 in any form (including taking actions such as suing and responding to lawsuits) to protect the IP rights involved in the licensed technology. If Liankong decides to take actions to deal with the situation mentioned in Article 4., ZEEKR shall provide all reasonable assistance for Liankong, and the expenses incurred shall be settled through friendly negotiation between the Parties.

5.            Confidential Information

5.1 The Parties shall take all necessary measures to protect the confidential information hereunder and abide by the other Party's reasonable security and confidentiality procedures.

5.2 All confidential information hereunder shall only be used for the purposes agreed herein. The Parties shall keep any confidential information related hereto confidential and shall not disclose such information to any third party; However, if it is indeed necessary for the performance of this Agreement, a Party may disclose the confidential information to its affiliated parties, and its or its affiliated party's managers, employees, consultants or subcontractors. Article 5.2 does not apply to the Disclosing Party's Information where the Receiving Party can prove that it falls under the following exceptions:

(a)            The information of the Disclosing Party has been made to the public under the condition where the Receiving Party does not violate the confidentiality commitment or other confidentiality commitments under Article 5;

(b)            Information obtained by the Receiving Party through legal means prior to disclosure by the Disclosing Party;

(c)            Information obtained by the Receiving Party from a third party who does not have any obligation of confidentiality with respect to the confidential information;

(d)            Information required to be disclosed pursuant to mandatory laws, court orders, lawful government acts or rules of the Stock Exchange applicable to this Agreement or to the Receiving Party;

(e)            Information obtained by independent development or creation by the Receiving Party not based on the confidential information of the Disclosing Party, and developed and created without assistance of the Disclosing Party.

5.3 The Receiving Party shall protect (in a reasonable degree of care and duty of care at least) the confidential information disclosed by the other Party in such a manner as to protect its own confidential information of a similar nature. In addition, the Receiving Party shall ensure that any affiliated party of the receiving party, and the managers, employees, consultants or subcontractors of the receiving party and its affiliated parties who have access to the confidential information of the disclosing party according to Article 5.2 are bound by the confidentiality obligation not less stringent than that of Article 5, and the Receiving Party shall ensure that any subcontractor who participates in the performance of its obligations hereunder shall also sign a confidentiality commitment, which shall contain confidentiality clauses substantially similar to those agreed in Article 5.

5.4 The confidential information clauses shall survive the termination of this Agreement without time limit.

6.            Warranty

6.1 Representations and warranties of a Party to the other Party:

(a)            The Party is lawfully incorporated and exists in good standing under the laws of the place of its establishment or incorporation.

(b)            The Party has full corporate powers and authorities to execute this Agreement and perform its obligations hereunder;

(c)            The execution and performance of this Agreement have been duly authorized and approved by the Party's competent decision-making body, and such authorization and approval have been fully established and come into effect, and there is not and will not be (i) a violation of any applicable law or a violation of its organizational documents or any agreement to which it is a party;

(d)            This Agreement is legally binding upon the Party.

6.2 Liankong represents and warrants to ZEEKR that during the term of this Agreement, Liankong has full ownership of the licensed technology or the right to license the licensed technology to ZEEKR under this Agreement, and that ZEEKR's application of the licensed technology in accordance with this Agreement will not infringe the IP rights of any third party.

6.3 Exclusion of implied warranties

Unless otherwise expressly provided herein: All licensed IP rights under the Appendixes are provided "as is" without any implied warranty; Unless otherwise expressly agreed in writing by the Parties, Liankong has no obligation to maintain or update the licensed technology.

6.4 Nothing in Article 6 or any other warranty or representation hereunder shall (be deemed to) exclude or limit any party's liability for fraud or willful misconduct.

7. Limitation of Liability

7.1 Neither Party shall be responsible for any indirect (including loss of profits), incidental or punitive losses of the other Party.

7.2 Where ZEEKR, under the premises of the licensed technology itself not infringing IP rights of any third party, combines, integrates, connects or uses part or all of the licensed technology with any other articles, hardware, software, parts, systems and upper car bodies in other ways, which results in infringement of the IP rights of the third party, Liankong will not be held responsible for the infringement.

7.3 The total compensation of either Party hereunder shall not exceed 10% of the license fee paid or expected to be paid by ZEEKR.

7.4 The limitation of liability stipulated in the above clauses shall not apply to losses caused by:

(a)            Losses caused by intentional and improper gross negligence of a Party to the other Party;

(b)            Losses caused by a Party's breach of the confidentiality commitment agreed in Article 5 to the other Party; or

8.	Transfer, Addition and Amendment.

8.1 Transfer

Neither Party shall transfer its rights or obligations hereunder without the prior written consent of the other Party.

8.2 Addition and amendment

The addition and amendment of this Agreement shall be valid only with the written consent of the Parties.

9.	Term and Termination

9.1 This Agreement shall come into force on the effective date. Unless terminated according to the following terms, this Agreement will be valid during the license term.

9.2 This Agreement may be terminated according to the following terms:

(a)            If a Party commits a material breach of the Agreement and fails to make remedies within thirty (30) days after receiving the written notice of the other Party (if remediable), the other Party has the right to terminate this Agreement;

(b)            If ZEEKR fails to pay the license fee in accordance with Appendix B for more than ninety (90) days, Liankong has the right to terminate this Agreement;

(c)            If a Party goes bankrupt, negotiates restructuring with its creditors or applies for bankruptcy, the other Party may terminate this Agreement.

9.3 If ZEEKR fails to pay the license fee on time according to the time agreed in Appendix B, and within 45 days from the date when Liankong urges ZEEKR to pay in writing, ZEEKR still fails to pay without giving a reasonable explanation and negotiating with Liankong on the remedy for delayed payment, Liankong has the right to unilaterally notify ZEEKR to terminate this Agreement.

9.4 The termination of this Agreement according to the above terms will not affect the liability for breach of the Agreement caused by any breaching party's violation hereof prior to the termination, and Article 5 (Confidential Information), Article 7 (Limitation of Liability), Article 11 (Governing Laws and Dispute Resolution), Article 13 (Special Clauses of Good Faith and Self-discipline) and Article 9.3 shall survive after the termination of this Agreement.

10.	Force Majeure

10.1 If a Party fails or delays to perform its obligations hereunder due to force majeure events, the Party will not be liable for the failure or delay to perform this Agreement. "Force majeure events" refers to the events beyond the reasonable control of either Party, which are unforeseeable or foreseeable but inevitable, and which are not caused by the fault of the Party, including strikes, blockades or other industrial disputes (whether involving the laborers of the Party or the other Party), paralysis of energy or transportation network, wars, terrorism, riots, collapse of building structures, fires, floods, storms, lightnings, earthquakes, shipwrecks, epidemic diseases or similar events, natural disasters or extreme weather conditions, or default or delay of suppliers or subcontractors arising therefrom.

10.2 The Party who is unable or delayed to perform its obligations due to suffering from a force majeure event and being affected by the force majeure event shall inform the other Party of the occurrence of the force majeure event and its inability or delay to perform its obligations as soon as possible. In addition, the Party shall make all reasonable commercial efforts to continue to perform or reduce the impact of delay or inability to perform the obligations, and resume to perform its obligations immediately upon elimination of the force majeure event.

11.	Governing Laws and Dispute Resolution

11.1 This Agreement is governed by the laws of the People's Republic of China (PRC) (excluding the laws of Hongkong, Macau or Taiwan Province), provided that the rules or principles which may lead to conflicts of laws of other jurisdictions shall not be applied.

11.2 Any dispute arising out of or in connection with the Agreement shall be submitted to Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules of the Commission in effect at the time of application for arbitration. The arbitration award is final and binding on the Parties. The arbitration will be made in Shanghai in Chinese. The arbitration tribunal shall be composed of three arbitrators appointed in accordance with the applicable arbitration rules. Unless otherwise stipulated by the arbitration tribunal, the arbitration fee and attorney fee shall be borne by the losing party.

12.	Miscellaneous

12.1 Compliance with Laws

Each party shall abide by all applicable laws related to this Agreement, including any applicable data protection law or privacy protection law, and laws on the use of personal data related to electronic communications, and shall make commercially reasonable efforts to make all subcontractors and third-party suppliers who assist them in performing this Agreement also follow the relevant applicable laws.

12.2 Severability

If any provision of this Agreement conflicts with applicable laws or is judged invalid by the arbitration tribunal, such provision shall be amended to conform to applicable laws and express the original intention of the Parties as much as possible. The rest of the Agreement is still valid.

13.	Special Clauses of Good Faith and Self-discipline

13.1 The Parties promise to strictly abide by the following agreements during business dealings:

13.1.1 Neither Party shall transfer all kinds of property and non-property interests or benefits to the other Party's (including its shareholding, holding, actual control or other related units, the same below) personnel (including their relatives or other stakeholders, the same below) in any name;

13.1.2 Neither Party shall not engage in operating campaigns with the other Party's personnel, and those who are related to each other should voluntarily withdraw. Within 2 years upon the termination of cooperation, neither Party shall employ the personnel of the other Party or accept the service provided by the personnel of the other Party without the consent of the other Party.

13.2 In case of any breach of the foregoing provisions, the Breaching Party shall pay liquidated damages to the Observant Party at the rate of 30% of the contract amount (calculated according to the actual amount incurred in the case of a contract with a non-fixed amount, the same below). If the contract amount cannot be determined, the Breaching Party shall pay a liquidated damages of RMB 300,000 to the Observant Party. If the case constitutes a crime, it shall be submitted to the judicial organ for investigation of criminal responsibility.

13.3 If either Party finds that any member of the other Party violates the aforementioned clauses of good faith and self-discipline, it shall report to the compliance department or judicial organ of the other Party.

13.4 The change, transfer, termination, cancellation or invalidity of the Agreement shall not affect the validity of the aforementioned clauses of good faith and self-discipline.

13.5. This Agreement is made in sextuplicate, with ZEEKR and Liankong holding triplicate respectively, and each copy shall have the same legal effect.

[Signature page]

Appendix A: SEA and Other Technology License Scopes

[***]

8

Appendix B: Financial Clauses on SEA and Other Technology License Fees

1.            For each platform under the license scopes of Appendix A, ZEEKR will pay a monthly license fee to Liankong as follows:

License fee = Sales revenue of each vehicle model of brand ZEEKR with the platform technology × License rate × Architecture platform technology contribution rate × Actual sales of vehicle models of brand ZEEKR with this platform technology in the month

(The license rate is [***]%, and the technology contribution rate of the architecture platform does not include VAT, which shall be borne by ZEEKR. The technology contribution rate of the architecture platform will be adjusted by the Parties every six months according to the latest cost situation).

2.            The sales revenue per vehicle refers to the market guidance price and is adjusted annually according to ZEEKR's market plan.

3.            Actual sales in the month refer to the number of vehicles finally billed to end customers by ZEEKR.

4.            The total investment of vehicle models shall include: investment in the development of mechanical structure, investment in the development of electrical structure, investment in the R&D of upper car body, and entertainment system of in-vehicle infotainment.

5.            The method of payment shall be determined by the Parties through negotiation, and ZEEKR shall complete the payment within 60 days after Liankong issues the corresponding VAT special invoice.